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Exhibit 23.2

When the recapitalization referred to in Note 2(l) of the Notes to Financial Statements has been consummated, we will be in a position to render the following consent.

/s/ KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors
S1 Biopharma, Inc.:

        We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated July 25, 2014, except as to Note 2(1), which is as of                , 2014, contains an explanatory paragraph that states that S1 Biopharma, Inc. has incurred recurring losses and negative cash flows from operations since inception and has an accumulated deficit at December 31, 2013 of $3.4 million which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Philadelphia, Pennsylvania
October 22, 2014, except as to Note 2(l) which is as of
                , 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm